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              [METLIFE INSURANCE COMPANY OF CONNECTICUT LETTERHEAD]

                                  April 7, 2011

VIA EDGAR

US Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

      Re: MetLife Insurance Company of Connecticut ("Registrant") Form S-1 Registration Statement
            Pre-Effective Amendment No. 1
            File No. 333-172860

Ladies and Gentlemen:

      Pursuant to Rule 461 of the Securities Act of 1933, as amended, the undersigned, as issuer of certain group or individual modified guaranteed annuity contracts, hereby requests the acceleration of the effective date of the above-captioned Registration Statement on Form S-1 for the above-referenced Registrant to Friday, April 29, 2011, or as soon thereafter as practicable.

                              Sincerely,

                              METLIFE INSURANCE COMPANY OF CONNECTICUT

                              By:      /s/ Bennett Kleinberg
                                       ----------------------------------------
                              Name:    BENNETT KLEINBERG
                              Title:   Vice President and Senior Actuary